Exhibit 99.1

AD-HOC NOTICE

POET HOLDINGS, INC. GROWS REVENUES BY 16% COMPARED TO Q4/2002. FURTHER IMPROVEMENTS IN OPERATING RESULTS. SMALLEST NET LOSS SINCE IPO.

HAMBURG, Germany — April 22, 2003: Poet Holdings, Inc. (Prime Standard, ISIN: US7304471094) today announced financial results for the three month period ended March 31, 2003 (“Q1/2003”).

Revenues for Q1/2003 increased 16%, to $1.9 million, as compared with revenues of $1.6 million for Q4/2002. Revenues from the sale of products for Q1/2003 increased 27% to $1.2 million as compared with product revenues of $1.0 million for Q4/2002. Total costs and operating expenses decreased approximately $151,000, or 5%, to $2.9 million. The operating loss for Q1/2003 decreased 30% to $1.0 million as compared with $1.4 million in Q4/2002. Compared to Q1/2002 overall revenues decreased by 12%, product revenues decreased by 13%, total costs and operating expenses decreased by 38%, the operating loss decreased by 61% and net loss decreased by 73%.

In the first quarter the Company has won major new customers for its catalog solutions (“eSS”): ThyssenKrupp decided to use Poet for its corporate purchasing, IBX, the leading marketplace in the Nordics, will use Poet eSS to deliver content to purchasing organizations. On the sellside Poet won IBM Germany as the first customer to “Poet X-Solutions”, the next generation of Poet’s catalog infrastructure solutions.

License revenues attributable to Poet eSS for Q1/2003 increased approx. 46%, to $477,000 as compared with eSS license revenues of $326,000 in Q4/2002. License revenues attributable to Poet’s database product line, FastObjects (“FO”), increased approximately 17%, to $746,000 as compared with $636,000 in Q4/2002. Total service revenues remained approximately stable at $682,000.

AD-HOC NOTICE

The Company had cash and cash equivalents of $10.9 million on March 31, 2003 and reinforces its projection to become cash-flow positive on a quarterly basis in Q4/2003.

Given the Company’s restructuring efforts in the second half of 2002, comparisons with Q1/2002 might be misleading. The Company therefore chose to compare its Q1/2003 results with the previous quarter Q4/2002. Further information on the comparison of Q1/2003 and Q1/2002, including the balance sheet and the statement of operations, can be found in today’s press release (www.poet.com).

Further Information:	Poet Holdings, Inc., Swantje Stoevhase, Phone: +49 40 60990-0 investor@poet.com, www.poet.com